Exhibit 99.1

The B2 Fighting Series Heads Back to Kentucky for a Monster Fight Card this Saturday at B2FS 146

TAMPA, FL, February 4, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is ready to head back to Kentucky this weekend for stacked fight card at B2FS 146 in Shepherdsville.

What: B2 Fighting Series 146, Amateur and Professional LIVE MMA
Where: Paroquet Springs Conference Center in Shepherdsville, Kentucky
When: Saturday, February 5. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Seats have nearly sold out, but availability remains for tickets at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

“After two successful events to start out 2022, the B2 Fighting Series rolls into Kentucky with a huge card,” stated B2 matchmaker Brandon ‘Hardrock’ Higdon. “The Pro Heavyweight belt is on the line this weekend as our two Ultimate Fighter veterans go head-to-head for the ultimate honor. Xtreme Couture’s Josh Clark (12-5-0) will fly in from Las Vegas to take on Prince McLean, who has been building fresh momentum since his MMA comeback, winning his last two fights in the first round in decisive fashion. The co-main will feature Dana White Contender Series vet Lance Lawrence as he takes on David Lewis from Georgia. Both of these guys have wins over current UFC stars and will be looking to claim their respective spots. And Jeff Holmes, a rising prospect at 155 lbs., will put his two-fight winning streak on the line as he takes on his toughest opponent to date in Kevin Barberena – the younger brother of current UFC welterweight Bryan Barberena. Both guys feel they should be in the big show, and the winner should get a spotlight. Saturday night will be as good as it gets for real fight fans!”

B2FS 146 will feature 14 big fights – four pro and ten amateur matchups – with three title bouts in the mix. The pro card will be rounded out with a tough battle between Alex Traughber and Jackson Wink’s Cole Griego. In the up-and-coming amateur ranks, Joshua Perreira (5-1-0) will take on Jalen McIntyire (3-1-0) for the 125 lbs. title and Jordan Tennyson (2-1-0) will square off against Cody Baker (3-1-0) for the B2FS amateur heavyweight crown.

“This is a must-see event, and tickets are already at standing-room-only,” remarked B2 CEO Greg Bell. “This fight card is stacked from top to bottom, and it looks like a packed event in the making. If you can’t get there in person, find it on PPV at B2FS.com. This will be a huge night with some amazing matchups. If you love the sport of fighting, it doesn’t get any better than this.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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